                                                                     EXHIBIT  11

                            THE GYMBOREE CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                13 WEEKS ENDED                   39 WEEKS ENDED
                                           ------------------------         -------------------------
                                           OCT. 30         OCT. 31          OCT. 30           OCT. 31
                                             1999            1998             1999             1998
                                           --------        --------         --------         --------
NET INCOME (LOSS)                          $     10        $   (273)        $ (8,760)        $  3,044
                                           ========        ========         ========         ========

Weighted average number of shares
outstanding during the period:

Common Stock                                 24,345          24,172           24,299           24,153

Add incremental shares from assumed
 exercise of stock options (1)                   25               -                -               60
                                           --------        --------         --------         --------

Weighted average common and common
 equivalent shares outstanding               24,370          24,172           24,299           24,213
                                           ========        ========         ========         ========

BASIC NET INCOME (LOSS) PER SHARE          $   0.00        $  (0.01)        $  (0.36)        $   0.13
                                           ========        ========         ========         ========

DILUTED NET INCOME (LOSS) PER SHARE        $   0.00        $  (0.01)        $  (0.36)        $   0.13
                                           --------        --------         --------         --------



(1) Options to purchase weighted average shares totaling 15 and 88 for the 13 weeks ended October 31, 1998 and the 39 weeks ended October 30, 1999, respectively, were not included in the computation of diluted income per share because to do so would have been antidilutive.